Exhibit 99.1


        U. S. STEEL FURTHER CONSOLIDATES OPERATIONS
                  FOR GREATER EFFICIENCY

     PITTSBURGH, March 3, 2009 - United States Steel

Corporation (NYSE: X) announced today that further

consolidation is necessary to maximize efficiency while

meeting customer demands.  Operations to be temporarily

idled over the next several weeks are the finishing and

coking operations at Hamilton Works in Hamilton, Ontario,

and the steelmaking and finishing operations at Lake Erie

Works near Nanticoke, Ontario.  Coking operations at Lake

Erie Works will continue production.  Approximately 1,500

employees will be affected.  Earlier today, U. S. Steel

representatives met with federal and provincial officials as well as representatives of the United Steelworkers at these

facilities to notify them of the temporary idling.

     U. S. Steel plans to continue to temporarily

concentrate production at Mon Valley Works near Pittsburgh,

Pa.; Gary Works in Gary, Ind.; and Fairfield Works near

Birmingham, Ala.

     "The difficult decision to continue to temporarily

consolidate our production, we believe, is a necessary

response to current market conditions," said U. S. Steel

Chairman and CEO John Surma.

                            # # #

This release contains forward-looking statements with respect to market conditions and proposed operating practices. U. S. Steel has been, and we expect will continue to be, negatively impacted by the current global credit and economic problems. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in the Form 10-K of U. S. Steel for the year ended December 31, 2008, and in subsequent filings for U. S. Steel.


                            -oOo-


For more information about U. S. Steel, visit www.ussteel.com.